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As filed with the Securities and Exchange Commission on June 29, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC CENTURY FINANCIAL CORPORATION
(Exact name of Issuer as specified in its charter)

Delaware (State of Incorporation)	99-0148992 (IRS Employer Identification No.)

130 Merchant Street
Honolulu, Hawaii 96813
(Address of principal executive offices)

Joseph T. Kiefer, Esq.
Pacific Century Financial Corporation
P. O. Box 2900
Honolulu, Hawaii 96846
(808) 537-8879
(Name, address, and telephone number of agent for service)

Copy to:
 J. Thomas Van Winkle, Esq.
Carlsmith Ball LLP
Pacific Tower
1001 Bishop Street, Suite 2200
Honolulu, HI 96813
(808) 523-2500

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $.01 per share	1,000,000(1)	$24.95(2)	$24,950,000.00(2)	$6237.50(2)

(1)
Pursuant to Rule 429(a), the Prospectus filed as a part of this Registration Statement also relates to the remaining unsold portion, if any, of the 1,000,000 shares of Common Stock registered on the registrant's Registration Statement on Form S-3, File No. 033-54775. The $11,314.73 filing fee for those shares was paid when the registrant filed the previous Registration Statement.
(2)
Pursuant to Rule 457(c), the offering price and registration fee are calculated based on the average of the high and low prices for the Common Stock as reported by the New York Stock Exchange composite tape on June 25, 2001.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Prospectus

Common Stock
Par Value $.01 per Share
Dividend Reinvestment and Stock Purchase Plan

    This prospectus describes Pacific Century Financial Corporation's Dividend Reinvestment and Stock Purchase Plan, as amended. The Plan provides holders of shares of Pacific Century common stock, employees, retired employees and directors of Pacific Century and its subsidiaries, Hawaii residents and certain members of the Bank of Hawaii Profit Sharing Plan with a simple, cost effective and convenient method of investing in our common stock.

    The Plan allows you to:

  •
  Reinvest all or part of your common stock cash dividends in additional shares of our common stock; and

  •
  Purchase additional shares of our common stock by making optional cash payments.

    We pay all commissions and service charges for reinvesting dividends and purchasing additional shares of common stock through optional cash purchases. There are, however, commissions and service charges for using other Plan services, including if you sell shares from the Plan.

    If you currently are participating in the Plan, you will remain enrolled in the Plan and you do not have to do anything unless you want to end your participation, change your elections or change your direct debit amounts for optional payments. If you are not a participant in the Plan but are eligible to join, you may become one by completing an authorization form or initial stock purchase form and returning it to Continental Stock Transfer & Trust Company, which administers the Plan. You may request those forms by calling 1-800-509-5586. Shareholders who do not wish to participate in the Plan and reinvest dividends will continue to receive cash dividends, as declared, in the usual manner.

    This prospectus covers 1,000,000 shares of our common stock that we recently reserved for issuance and registered for sale under the Plan. This prospectus also covers any remaining unissued shares out of the 3,100,000 shares of our common stock previously reserved for issuance and registered for sale under the Plan. You should keep this prospectus for future reference.

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "BOH". On June 25, 2001, the closing price per share of our common stock on the NYSE was $24.77.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    These securities will be our equity securities and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated June 29, 2001.

About This Prospectus

    This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, commonly known as the SEC, relating to the shares of our common stock offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. You may read the registration statement at the SEC web site or at the SEC offices mentioned under the heading "Where You May Find More Information."

    When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

    Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Pacific Century," "we," "us," "our," or similar references mean Pacific Century Financial Corporation and its subsidiaries.

Pacific Century Financial Corporation

    Pacific Century is a Delaware corporation and a bank holding company. We were incorporated in Hawaii in 1971. We changed our state of incorporation to Delaware in 1998.

    Through our banking subsidiaries, we provide a diverse range of banking financial services, primarily in Hawaii and also in the West Pacific and selected other markets. Additional subsidiaries are engaged in various businesses, including consumer finance, equipment leasing, insurance and insurance agency services, securities brokerage and investment services. Our principal banking subsidiary is Bank of Hawaii. We also own, among other things, First Savings and Loan Association of America.

    Pacific Century is a separate and distinct legal entity from our banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common stock and debt service on our debt. Various Federal and state statutes and regulations limit the amount that our banking and other subsidiaries may pay to us without regulatory approval.

    Our principal executive offices are located at 130 Merchant Street, Honolulu, Hawaii 96813, telephone (808) 537-8239.

Description of the Plan

    The following is a question and answer explanation of the provisions of the Plan, as in effect on the date of this prospectus. If you do not participate in the plan, you will continue to receive cash dividends, as declared, by check or direct deposit.

1.  What is the purpose of the Plan?

    The primary purpose of the Plan is to provide existing shareholders with a simple and convenient method of investing cash dividends and making optional payments to purchase additional shares of our common stock without paying any brokerage commissions or service charges. Certain members of the Bank of Hawaii Profit Sharing Plan also are eligible to make optional payments to purchase common stock under the Plan. The Plan also permits employees, former employees and directors of Pacific Century and its subsidiaries, and Hawaii residents to join the Plan without paying brokerage commissions by making their first purchase of common stock through the Plan.

    Because shares that you acquire under the Plan will be purchased directly from us, we will receive the purchase price for those shares and will use them for general corporate purposes.

2.  What are the advantages of the Plan?

    If you participate in the Plan, you may:

  •
  Automatically reinvest the cash dividends on all or part of your shares of common stock in additional shares of common stock;

  •
  Invest additional cash, ranging from a minimum of $25 per payment up to aggregate of $5,000 per calendar quarter, in additional shares of common stock;

  •
  Avoid brokerage commissions and service charges in connection with purchases under the Plan;

  •
  Reinvest the full amount of all dividends and any optional payments, since you may hold fractional share interests under the Plan; and

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  Avoid certain safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan.

3.  What are some possible disadvantages of the Plan?

  •
  If you make an optional payment but later change your mind and want it returned to you, we will do so only if we receive your request by the business day before the applicable investment date.

  •
  You may be taxed on the fair market value of shares received from the reinvestment of cash dividends on your shares of common stock, but will not receive the cash that is reinvested.

  •
  We will not pay interest on optional payments while we hold them pending investment.

  •
  If you send in an optional payment, the price of our common stock may go up or down before the applicable investment date.

  •
  If you sell shares of common stock through the Plan, those sales generally will take longer to complete than the sale of shares for which you hold stock certificates.

4.  What are some important dates to remember about the Plan?

  •
  In order for a particular dividend to be reinvested under the Plan, we must receive your authorization form at least ten business days before the record date for that dividend.

  •
  If you want to make an initial stock purchase or optional payment under the Plan, we must receive your payment and initial stock purchase or optional payment form on or before the last day of the preceding calendar month.

  •
  The price for shares of common stock that you purchase under the Plan will be determined based on the average closing price of our common stock on the NYSE for the five trading days ending on the applicable investment date.

  •
  In months in which a dividend is paid, the investment date will be the dividend payment date. In months in which a dividend is not paid, the investment date will be the tenth business day of the month.

  •
  We will return optional payments and payments for initial purchases that we receive more than thirty-five days before the applicable investment date. Therefore, you generally should make sure that we receive your payments between the tenth calendar day and the last calendar day of a month.

5.  Who administers the Plan?

    Continental Stock Transfer & Trust Company administers the Plan for participants, keeps records, sends statements of account to participants, and performs other similar duties relating to the Plan. The administrator is not affiliated with Pacific Century.

6.  Who is eligible to participate in the Plan?

    All record holders of our common stock are eligible to participate in the Plan.

    The following also may join the Plan by making their initial purchase of common stock through the Plan, if they are not already a record holder of common stock, or a beneficial holder of common stock who already is participating in the Plan:

  •
  Employees, retired employees and directors of Pacific Century or one of its subsidiaries; and

  •
  Residents of the State of Hawaii.

However, our Chairman of the Board may suspend the eligibility of Hawaii residents to participate in the initial stock purchase provisions of the Plan at any time. He might do so if, for example, we did not have enough shares of common stock then available to meet the requirements of existing Plan participants, or to comply with an applicable law or regulation.

    Finally, members of the Bank of Hawaii Profit Sharing Plan who have an interest in its Pacific Century Stock Fund are regarded for Plan purposes as being record holders of our common stock, so they are eligible to make optional payments under the Plan, even if they own no other shares of common stock.

7.  How do I join the Plan?

    If you already are the record owner of shares of our common stock, you may join the Plan by obtaining, completing and signing an authorization form and returning it to the administrator. If you already own shares of common stock, and your shares are held in a name other than yours (for example, in "street" name, or the name of a bank, custodian or other nominee), you must either first transfer record ownership of your shares into your own name, or your nominee must elect to participate on your behalf.

    If you are eligible to join the Plan by making an initial purchase under the Plan, you may join the Plan by obtaining, completing and signing an initial stock purchase form and returning it to the administrator.

    You may obtain blank authorization forms and initial stock purchase forms from, and send completed forms to: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. You also may obtain authorization and initial stock purchase forms by calling the administrator at (800) 509-5586.

8.  When may I join the Plan?

    If you already are the record owner of shares of our common stock, you may join the Plan at any time. If we receive your authorization form at least ten business days before the record date for a particular dividend, we will begin reinvesting your dividends with that dividend. In the past, quarterly dividend record dates usually have occurred during the last week of February, May, August and November, and the corresponding dividend payment dates usually have occurred on the tenth business day of March, June, September and December.

    If you are eligible to join the Plan by making an initial purchase under the Plan, we must receive your payment and initial stock purchase form on or before the last business day of the preceding calendar month. Also, we will return payments for initial purchases that we receive more than thirty-five days before the applicable investment date. For details about the investment dates, see question 12, "When will shares of common stock be purchased?" Therefore, when you join the Plan by making an initial stock purchase, you generally should make sure that we receive your payment and initial stock purchase form between the tenth of the month and the last day of the month.

9.  What options are available to me when I join the Plan?

    You may elect the following investment options when you join the Plan:

  •
  Full Dividend Reinvestment. This option allows you to reinvest dividends on all shares of common stock you own. You also may make optional payments.

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  Partial Dividend Reinvestment. This option allows you to reinvest dividends on only some of the shares of common stock you own, but continue to receive cash dividends on the rest of your shares. You also may make optional payments.

  •
  Optional Payments Only. Under this option, you may make optional payments only. You will continue to receive cash dividends on your shares of common stock that are not enrolled in the Plan.

If your authorization form or initial stock purchase form does not specify an investment option, we will return it to you for completion or request further written instructions.

    Any shares that you acquire through optional purchase will be automatically enrolled in the Plan, so dividends on those shares will be automatically reinvested.

    If you do not elect full dividend reinvestment, you may have us directly deposit your cash dividends into your checking or savings account by completing and returning a direct deposit authorization to the administrator.

    Members of the Bank of Hawaii Profit Sharing Plan who participate as to their interest in its Pacific Century Stock Fund are eligible only to make optional payments with regard to that interest.

    You may change your investment option at any time by signing a new authorization form and returning it to the administrator. However, if you change your option with respect to reinvestment of dividends, your new election will be effective for a particular dividend only if we receive it ten business days preceding the record date for that dividend.

10. Will I have to pay any fees or expenses for purchases under the Plan?

    For purchases, you will not have to pay any commissions because you will purchase your common stock directly from Pacific Century. We will pay all other fees and costs of administering the Plan, except that you will pay brokerage commissions and certain fees if you elect to have the administrator sell shares on your behalf. Those commissions and fees are described in question 24, "Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?"

11. Where do you get the common stock that participants purchase under the Plan?

    Shares are purchased directly from us out of authorized but unissued shares of our common stock.

12. When will shares of common stock be purchased?

    All purchases of common stock under the Plan, whether through dividend reinvestment, initial stock purchase or optional payment, will be made once a month on the investment date. In months in which we pay a cash dividend, the investment date will be the same as the dividend payment date. In other months, the investment date will be the tenth business day of the month.

13. At what price will shares of common stock be purchased?

    The price will be the market price, which for Plan purposes we will determine by averaging the closing price of our common stock on the NYSE for the five trading days ending on the investment date. However, if for any reason there is no trading in common stock during any of those days, we will determine the market price based on whatever market quotations we deem appropriate. We will never sell you shares at less than their par value, which is $.01 per share.

14. How many shares of common stock will be purchased for me?

    This depends on the amount of your reinvested dividend, payment for initial stock purchase or optional payment, and the market price of our common stock. Your account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amounts to be invested, divided by the applicable purchase price per share.

15. How do I make an initial stock purchase?

    If you are an employee, retired employee or director of Pacific Century or one of its subsidiaries or a resident of the State of Hawaii, and you are not a record holder of common stock, or a beneficial holder of common stock who already is participating in the Plan, then you may join the Plan by making an initial purchase of common stock through the Plan. Your payment must be in the form of a check or money order for at least $250. In addition, the sum of your initial stock purchase payment and any subsequent optional payments in the same calendar quarter may not exceed $5,000. For this purpose, we deem the payment to have been made on the date it was invested. Please make your check or money order payable to "Continental Stock Transfer & Trust Company," and send it and your initial stock purchase form to the administrator at: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004.

16. When may I make an optional payment?

    Once you have joined the Plan, you may make optional payments in any month. The rules that determine when you may make optional payments are the same rules that determine when an eligible participant can make an initial stock purchase, as described in question 8, "When may I join the Plan?" In other words, the administrator must receive your optional payment and optional payment form on or before the last day of the preceding calendar month. Also, we will return optional payments that we receive more than thirty-five days before the applicable investment date. For details about the investment dates, see question 12, "When will shares of common stock be purchased?" Therefore, when you make an optional payment, you generally should make sure that we receive your payment and optional payment form between the tenth of the month and the last day of the month.

17. How do I make an optional payment?

    The sum of your optional payments in any calendar quarter (and any initial stock purchase through the Plan made in the same calendar quarter) may not exceed $5,000. For this purpose, we deem the payment to have been made on the date it was invested. You may vary the amount of each optional payment within these limits. You are not obligated to make any optional payments.

    Your payment must be in the form of a check or money order, which must be for at least $25. Please make your check or money order payable to "Continental Stock Transfer & Trust Company." If you want to make optional payments on a regular basis by having them deducted monthly from your checking or savings account, please complete and return an authorization to charge your deposit account. You may obtain blank optional payment and monthly deduction forms from, and must send completed forms and optional payments to: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. You also may obtain optional payment and monthly deduction forms by calling the administrator at (800) 509-5586.

18. What other rules apply to initial stock purchases and optional payments?

    We will not pay interest on your initial stock purchase or optional payments while we hold them pending investment in common stock. Your check must clear before your funds will be available for a purchase under the Plan. Checks drawn on foreign banks are subject to collection fees and exchange rates on the date of negotiation. If you have sent in an initial stock purchase or optional payment, you may cancel by writing to: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. We must receive your written cancellation instructions by the business day preceding the investment date.

19. What reports will you send to me?

    We will send you a statement of account at least once each quarter showing amounts invested, purchase prices, shares purchased, and other information for the year to date. Each year, the fourth quarter statement with summary will reflect year-to-date information, which you should retain for your records. We also will send you a Form 1099 for income tax purposes.

    We will send you copies of the same communications sent to all shareholders, including our Annual Report and the Notice of Annual Meeting and Proxy Statement.

    We will send you all notices and reports to your last address of record with the administrator. Therefore, you must notify the administrator promptly in writing of any change of address, at: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004.

20. Will I receive dividends on shares held in my account?

    Yes. We will pay cash dividends on all shares of common stock held in your account on the basis of the number of full shares and fractional share interests you hold on the relevant record date. Your dividends will be automatically reinvested to purchase additional shares of common stock, which will be credited to your account.

21. Will I receive a certificate for shares held in my account?

    The shares you hold in your account will be registered in the name of the administrator or its nominee, and the number of shares credited to your account under the Plan will be shown on your quarterly statement. This protects against loss, theft, or destruction of stock certificates. Therefore, we will not issue you certificates for the shares held in your account unless you terminate your participation in the Plan or withdraw all or some of the shares from the your account.

22. How may I withdraw shares from my account?

    You may withdraw some or all of the shares from your account by completing the withdrawal form attached to your dividend reinvestment statement or requesting the administrator to do so, in writing. You should send those forms and requests to: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. You will receive certificates for whole shares withdrawn, unless you request cash instead of share certificates. For further information on requesting cash instead of share certificates, see question 24, "Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?" We will not issue a certificate for any fraction of a share; instead, we will pay you cash for any fraction of a share, based on the then-current market price. When you withdraw shares from your account and we issue you a certificate, those shares will continue to participate in the Plan as per your elections unless you direct otherwise.

23. How may I terminate my participation in the Plan?

    You may terminate your participation in the Plan at any time by sending the administrator a completed termination request form (which is attached to your dividend reinvestment statement), or simply by notifying the administrator in writing. You may send these notices to the administrator, at: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004.

    When you terminate your participation in the Plan, you will receive certificates for the whole shares credited to your account, unless you request cash instead of share certificates. For further information on requesting cash in lieu of share certificates, see question 24, "Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?" We will not issue a certificate for any fraction of a share; instead, we will pay you cash for any fraction of a share, based on the then-current market price.

    If we receive your termination request less than ten business days before a dividend record date, but before the dividend payment date, your termination will not be effective until after we have credited that dividend to your account.

24. Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?

    Yes. If you want to receive cash instead of share certificates when you withdraw shares from your account or terminate your participation in the Plan, you may request the administrator, as your agent, to sell those shares on the open market and to send you the net proceeds. You may send your sale instructions to the administrator, at: Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004.

    The administrator usually makes sales under the Plan once a week, on the last trading day of the week, although the administrator may do so more frequently, such as in response to an unusually high volume of sales requests. The administrator must receive your written sale instructions by the close of business on the second business day before the sale date. In other words, in most cases the administrator must receive your sale instructions by 5:00 p.m. on Wednesday in order to have the administrator sell your shares on that Friday. If you are requesting cash in connection with terminating your participation in the Plan, and the administrator receives your sale instructions on or after a dividend record date but before the dividend payment date, the administrator will not process your sale until that dividend has been credited to your account.

    Your net proceeds will equal the sale price of your shares less brokerage commissions, a service fee charged by the administrator, and any applicable taxes to be paid or withheld by the administrator.

25. How will the shares in my Plan account be held?

    The shares of common stock that you purchase under the Plan will be registered in the name of the administrator or its nominee, and the administrator will keep an individual account for you to record your interest in these shares.

26. Does the Plan provide for safekeeping of shares?

    Yes. The Plan automatically provides for safekeeping of shares purchased through the Plan, whether by initial purchase, dividend reinvestment or optional payment, unless and until you withdraw those shares from your account. There is no charge for this service.

    You also may at any time deposit with the administrator for safekeeping certificates for other shares of common stock that you hold of record and that participate in the Plan, including shares that you acquired other than through the Plan and shares that you previously withdrew from your Plan account. If you want to use this safekeeping feature, you should send the certificates to the administrator, together with a written request that the shares be held in safekeeping. For better security, we suggest that you send these certificates by registered mail, return receipt requested, and insure them in an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed.

    The administrator will register those shares in its or its nominee's name and show those shares separately in your Plan account, but as with other shares in your Plan account you will remain the beneficial owner of those shares. The administrator currently does not charge any fees in connection with such an account, but may impose a fee (or increase its fee) for this service at any time.

27. May I transfer shares between Plan accounts, or from my Plan account to someone else?

    Yes, you may transfer shares from one account in the Plan to another account in the Plan or may direct that shares be issued from your account to another person. You must complete and provide to the administrator any forms that it requires for such a transfer or issuance.

28. What happens if I transfer or sell all of the shares registered in my name?

    If you dispose of all shares of common stock registered in your name in our shareholder records without terminating your participation in the Plan, we will continue to reinvest dividends on the shares in your Plan account. If you sell all of the shares of common stock you hold of record, you will still beneficially own the shares in your Plan account because the Plan administrator holds them as nominee. We will continue to reinvest your cash dividends on the shares in your Plan account until you withdraw any of those shares and specify that they are no longer to be held in the Plan, or terminate your participation in the Plan.

29. What happens if Pacific Century has a rights offering, stock dividend or stock split?

    Any common stock dividend or stock split on our common stock held in your Plan account will be credited to your Plan account. If you have common stock that is not held in your Plan account, we will mail all stock distributable to you as a result of those holdings in the ordinary manner.

    If we make available to shareholders rights or warrants to purchase additional shares of common stock or other securities, we will make them available to you based on the number of shares you own of record, as well as the number of shares you hold in your Plan account (including fractional share interests to the extent practicable) on the relevant record date.

    If we have a stock split, stock dividend or other similar transaction, the number of shares of common stock covered by this prospectus will be increased accordingly.

30. How will my shares be voted at a shareholders' meeting?

    Our proxy agent will forward all proxy materials to you by electronic means or by mail, including a form of proxy covering all shares you own of record and all shares held in your Plan account. You may vote those shares by proxy, or you may vote them in person at the meeting. If you send in a completed, signed proxy card, but do not give us instructions as to how to vote for a particular matter, all shares in your Plan account will be voted in accordance with the recommendations of Pacific Century's management. If you do not return a proxy card or it is not signed, none of your shares will be voted unless you vote in person at the meeting.

31. May I pledge or encumber the shares in my Plan account?

    You may not pledge or encumber the shares in your Plan account while they are in that account. If you want to pledge or encumber those shares, you must request that they be withdrawn from your account and obtain a share certificate in your own name.

32. What are the material Federal income tax consequences of participation in the Plan?

    If you elect to reinvest the cash dividends on all or part of your shares of common stock in additional shares of common stock, you will be treated for Federal income tax purposes as having received dividend income equal to the fair market value of the shares of common stock purchased with the reinvested dividends on the dividend payment date. The fair market value may be more or less than the actual price paid, because the share price fluctuates and may have been higher or lower during the pricing period than on the day when the shares are purchased. Your tax basis in the shares of common stock purchased with the reinvested dividends will equal the fair market value of the shares as of the dividend payment date and your holding period for those shares will begin on the day after the dividend payment date. Shareholders who do not elect to have dividends reinvested will continue to recognize dividend income equal to the amount of cash received on the dividend payment date.

    If you elect to invest in additional shares by making optional payments, you will be treated for Federal income tax purposes as having received a dividend equal to the excess (if any) of the fair market value on the investment date of the shares purchased, over the optional payment made. The fair market value may be more or less than the optional payment made because the share price fluctuates and may have been higher or lower during the pricing period than on the day when the shares are purchased. Your tax basis in the shares purchased will be equal to the amount you paid for the stock, plus the amount (if any) treated as a dividend for Federal income tax purposes, and your holding period for those shares will begin on the day after the investment date.

    You will not realize any taxable income when you receive certificates for whole common shares that you withdraw from your Plan account or any safekeeping account, whether you request those certificates or receive them upon termination of your participation in the Plan or termination of the Plan. However, you will realize a gain or loss when your common stock is sold or exchanged. When you receive a cash payment instead of shares or for a fraction of a share, the amount of your gain or loss will be the difference between the amount you receive for the share or fraction, and your tax basis in that share or fraction.

    If your dividends are subject to United States income tax withholding (including if you are a foreign stockholder), we will deduct the amount of the tax that is subject to withholding deducted from your dividends before reinvestment in additional shares for your Plan account. Statements confirming purchases made for these participants will indicate that tax has been withheld. Pursuant to Internal Revenue Service regulations, the amount of tax to be withheld will be determined by applying the applicable withholding rate to an amount equal to the amount of cash dividends that the participant would have received had the dividends been paid to the participant in cash.

    This discussion is intended only as a general discussion of the current Federal income tax consequences of participation in the Plan. We advise you to consult with your own tax advisor as to the tax implications of your participation in the Plan, including the effect of any changes in law or regulation after the date of this prospectus.

33. What is the responsibility of the Pacific Century and the administrator?

    The Plan provides that neither Pacific Century, the administrator, nor any of their representatives, employees, or agents will be liable for acts or omissions undertaken in good faith, including with respect to acts occurring before you terminate your participation in the Plan, and the prices at which shares are purchased or sold for your account and the times those purchases and sales are made. These provisions do not preclude your exercise of any rights under Federal or state securities laws.

34. May the Plan be changed or terminated?

    We reserve the right to suspend, modify, or terminate the Plan at any time. We will notify affected participants of any suspension, termination, or material modification of the Plan. If we terminate the Plan, we will issue you certificates for whole shares credited to your Plan account and any safekeeping account, and pay you in cash for any fraction of a share in your Plan account.

Use of Proceeds

    The net proceeds from the sale of the shares of common stock offered under the Plan will be used for general corporate purposes of Pacific Century, which may include the reduction of indebtedness, investments at the holding company level, investments in, or extensions of credit to, our banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of our outstanding equity securities, and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds. Based upon our past and anticipated growth, we may engage in additional financings of a character and amount to be determined as the need arises.

Legal Matters

    Carlsmith Ball LLP, Honolulu, Hawaii, will pass on the validity of the common stock to be offered hereunder.

Experts

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the related registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Forward Looking Statements

    This prospectus contains or incorporates forward-looking statements, which are provided to assist in the understanding of certain aspects of our anticipated future financial performance. All statements that address events or developments that we anticipate may occur in the future are forward-looking statements. We caution readers not to place undue reliance on any forward-looking statement. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any assumption could prove to be inaccurate and actual results may differ from those contained in or implied by such forward-looking statements for a variety of reasons. Factors that might cause differences to occur include, but are not limited to: we may not complete implementation of the restructuring plan within expected financial and time estimates; our credit markets may deteriorate; our credit quality initiatives may fall short of our goals; we may not achieve the expense reductions we expect; we may not be able to maintain our net interest margin; we may not be able to implement our proposed equity repurchases in the amount or at the times planned; our restructuring may cause unanticipated organizational disruptions; customer acceptance of our business as restructured may be less than expected; there may be economic or political volatility in the markets we serve; currencies of Asian Rim and South Pacific countries may fluctuate relative to the U.S. dollar; competitive pressures in the banking and financial services industry may increase, particularly in connection with product delivery and pricing; and there may be changes in business and economic conditions, competition, fiscal and monetary policies or legislation. We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect later events or circumstances.

Where You May Find More Information

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

    The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  •
  Current Report on Form 8-K for event occurring on April 23, 2001;

  •
  Current Report on Form 8-K for event occurring on April 25, 2001;

  •
  Current Report on Form 8-K for event occurring on June 5, 2001; and

  •
  The description of our common stock contained in Form 8-A filed under our former name, Bancorp Hawaii, Inc., on March 18, 1991, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

    You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Pacific Century Financial Corporation, P.O. Box 2900, Honolulu, Hawaii 96846, Attention: Corporate Secretary Department, telephone (808) 537-8239.

Common Stock
Par Value $.01 per Share
Dividend Reinvestment and Stock Purchase Plan
Prospectus

June 29, 2001

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    We estimate the expenses to be incurred in connection with the issuance and distribution of the securities being registered as follows:

Registration statement filing fee	$6,237.50
Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Printing costs	8,000.00
Miscellaneous	5,762.50

Total	$40,000.00

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Article VI of the registrant's bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary) any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities. Also, the registrant's Certificate of Incorporation includes provisions which eliminate the personal liability of registrant's directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

Item 16. Exhibits.

Exhibit No.	Description
4.1	Pacific Century Financial Corporation Dividend Reinvestment and Stock Purchase Plan, as amended
5.1	Opinion of Carlsmith Ball LLP with respect to legality
23.1	Consent of Carlsmith Ball LLP (included as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on pages II-4-II-5)

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Item 17. Undertakings.

    The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    Provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Honolulu, Hawaii, on the 28th day of June, 2001.

PACIFIC CENTURY FINANCIAL CORPORATION
By:	/s/ MICHAEL E. O'NEILL Michael E. O'Neill Chairman of the Board and Chief Executive Officer

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Michael E. O'Neill, Richard J. Dahl and Neal C. Hocklander as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons on the dates indicated.

Signature	Title	Date

/s/ PETER D. BALDWIN Peter D. Baldwin	Director	June 28, 2001
/s/ MARY G. BITTERMAN Mary G. Bitterman	Director	June 28, 2001
/s/ CLINTON R. CHURCHILL Clinton R. Churchill	Director	June 28, 2001
/s/ RICHARD J. DAHL Richard J. Dahl	President and Director	June 28, 2001

II–3

/s/ DAVID A. HEENAN David A. Heenan	Director	June 28, 2001
/s/ ROBERT A. HURET Robert A. Huret	Director	June 28, 2001
/s/ MICHAEL E. O'NEILL Michael E. O'Neill	Chairman of the Board, Chief Executive Officer and Director	June 28, 2001
/s/ MARTIN A. STEIN Martin A. Stein	Director	June 28, 2001
/s/ STANLEY S. TAKAHASHI Stanley S. Takahashi	Director	June 28, 2001
Donald M. Takaki	Director	June , 2001
/s/ ALLAN R. LANDON Allan R. Landon	Vice Chairman, Treasurer and Chief Financial Officer	June 28, 2001
/s/ LESLIE F. PASKETT Leslie F. Paskett	Senior Vice President and Controller (Chief Accounting Officer)	June 28, 2001

II–4

EXHIBIT INDEX

Exhibit No.	Description
4.1	Pacific Century Financial Corporation Dividend Reinvestment and Stock Purchase Plan, as amended
5.1	Opinion of Carlsmith Ball LLP with respect to legality
23.1	Consent of Carlsmith Ball LLP (included as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on pages II-4-II-5)

QuickLinks

About This Prospectus
Pacific Century Financial Corporation
Description of the Plan
Use of Proceeds
Legal Matters
Experts
Forward Looking Statements
Where You May Find More Information
Table of Contents
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX